Exhibit 99.2
Amicus Therapeutics Provides Full-Year 2012
Strategic Outlook and Financial Guidance
Phase 3 Results of Migalastat HCl Monotherapy for Fabry Disease on Track for 3Q12
Positive Preliminary Chaperone-Enzyme Replacement Therapy Data Obtained in Humans
Plans to Advance Multiple Chaperone-ERT Combination Programs
FY12 Operating Expense Guidance Range of $37-$43 Million —
Expects Current Cash to Fund Operations Into Mid-3Q13
CRANBURY, NJ, US, January 9, 2012 — Amicus Therapeutics (Nasdaq: FOLD) today provided its business outlook and financial guidance for fiscal year 2012, including details of its strategic vision and plan. John F. Crowley, Chairman and CEO of Amicus will discuss Amicus’ corporate objectives and key milestones in a presentation at the 30th Annual J.P. Morgan Healthcare Conference on Thursday, January 12, 2012 at 8 a.m. PT (11 a.m. ET).
Mr. Crowley stated, “We expect that 2012 will be a transformational year for Amicus as we look forward to the Phase 3 data and path toward a U.S. marketing application for migalastat monotherapy for Fabry disease. We are also greatly encouraged by the positive preliminary Chaperone-ERT data in Fabry patients in our ongoing Phase 2 study. We believe that this combination platform technology has the potential to improve the therapeutic efficacy and safety profile of multiple enzyme replacement therapies for lysosomal storage diseases”.
“We begin 2012 as a company with late-stage clinical programs, a broad platform technology, a strong balance sheet and a key strategic partnership with GSK. We believe that these pillars of strength uniquely position Amicus to grow into a fully integrated biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases,” concluded Mr. Crowley.
Strategic Vision and Plan
The company plans to advance in 2012 two pharmacological chaperone monotherapy programs for genetic diseases:
•	Migalastat HCl for patients with Fabry disease identified as having alpha-galactosidase A mutations amenable to chaperone therapy
•	AT3375 for Parkinson’s disease in Gaucher disease carriers and potentially the broader Parkinson’s population
Amicus also plans to advance multiple pharmacological chaperone-ERT combination programs for genetic diseases, including:
•	Migalastat HCl co-administered with ERT for patients with Fabry disease receiving ERT treatment, with any genetic mutation
•	AT2220 (duvoglustat HCl) co-administered with ERT for Pompe disease
•	Several new, undisclosed pharmacological chaperone programs focused on the combination of chaperones with ERTs for additional lysosomal storage diseases (LSDs).

Fabry Disease Programs
Migalastat HCI is an investigational oral pharmacological chaperone for the treatment of Fabry disease being developed in collaboration with GlaxoSmithKline (GSK). Under the terms of the collaboration, GSK has an exclusive worldwide license to develop, manufacture and commercialize migalastat HCl.
Amicus and GSK are conducting two Phase 3 global registration studies (Study 011 and Study 012) of migalastat HCl monotherapy, along with a Phase 2 study (Study 013) evaluating migalastat co-adminstered with enzyme replacement therapy (ERT) for the treatment of Fabry disease.
Positive preliminary results from the ongoing Phase 2 Study 013 were announced in a press release last week and will be presented as a “’late breaking” abstract at the 8th Annual Lysosomal Disease Network WORLD Symposium (LDN WORLD) in San Diego, February 8-10, 2012.
Key objectives in 2012 for these Fabry programs include:
•	Presentation of Phase 3 (Study 011) patient demographics, preliminary Phase 2 (Study 013) co-administration results, and additional abstracts at LDN WORLD
•	Complete Phase 2 (Study 013) co-administration study in 1H12
•	Phase 3 (Study 011) results of migalastat HCl monotherapy in 3Q12
•	Completion of Phase 3 (Study 012) enrollment by year-end 2012 to support additional global marketing applications
Chaperone-ERT Combination Programs
The Company owns exclusive rights to the pharmacological chaperone AT2220 (duvoglustat HCl) for Pompe disease. During the first half of 2012, Amicus expects to announce preliminary results from an ongoing, open-label Phase 2 drug-drug interaction study (Study 010) of AT2220 co-administered with the ERT alglucosidase alfa in approximately 16 individuals with Pompe disease. Study 010 is designed to evaluate the safety of co-administered AT2220 and ERT. The study will also evaluate the plasma pharmacokinetics of the infused enzyme with and without co-administration of AT2220, and will assess uptake of active enzyme into skeletal muscle (quadriceps) via needle biopsy.
Data from preclinical studies in Pompe knock-out mice presented in 2011 at several scientific symposia demonstrated that AT2220 co-administered with ERT significantly enhanced the uptake of the active enzyme into key organs involved in Pompe disease, including heart, diaphragm, and skeletal muscles. These preclinical data also showed a greater reduction of glycogen in key organs with the co-administration of AT2220 versus ERT alone.
In 2012, Amicus intends to increase its commitment to the broader application of the chaperone-ERT combination technology as a potential next-generation treatment approach for multiple LSDs. The Company has initiated new undisclosed pharmacological chaperone research and development programs to investigate the use of chaperones in combination with ERTs potentially to improve treatment outcomes.

Parkinson’s Disease Program
Amicus has been a pioneer in investigating the link between Gaucher and Parkinson’s disease (PD), and has been exploring the possibility of using pharmacological chaperones that target glucocerebrosidase (GCase), the enzyme deficient in Gaucher disease, for more than five years.
In 2011, numerous peer-reviewed publications in leading scientific journals shed additional light on the underlying mechanisms that link Gaucher and PD, and further validated GCase as a target for the treatment of Parkinson’s disease. In particular, these new papers demonstrated a direct connection between GCase and alpha-synuclein, whose accumulation in the brain is a hallmark of PD, and showed that increased GCase activity in the brain of mouse models could correct alpha-synuclein pathology and other deficits.
Amicus will continue preclinical and IND-enabling studies for the pharmacological chaperone AT3375, which targets the same GCase enzyme that is deficient in Gaucher disease. These preclinical studies are anticipated to be complete by year-end 2012 and are funded in part by a grant awarded by the Michael J. Fox Foundation.
FY12 Financial Guidance
The Company expects to begin 2012 with a cash balance of approximately $60 million and full-year 2012 operating expenses to total between $37 million and $43 million, net of cost sharing and milestones related to the GSK collaboration. The Company anticipates that its current cash position, including anticipated Fabry program reimbursements from GSK will be sufficient to fund operations through the middle of third quarter 2013. This does not include any regulatory milestones that the Company may be eligible to receive in this time period under its agreement with GSK.
Amicus and GSK equally shared development costs for migalastat HCl (monotherapy and co-administration) in 2011, and GSK is responsible for 75% of these costs in 2012 and beyond. The Company is also eligible to receive up to $170 million in development, regulatory and commercial milestones under the Fabry collaboration.
About Amicus Therapeutics
Amicus Therapeutics (Nasdaq: FOLD) is a biopharmaceutical company at the forefront of developing therapies for rare and orphan diseases. The Company is developing orally-administered, small molecule drugs called pharmacological chaperones, a novel, first-in-class approach to treating a broad range of diseases including lysosomal storage disorders and diseases of neurodegeneration. Amicus’ lead program migalastat HCl is in Phase 3 for the treatment of Fabry disease.

About Fabry Disease
Fabry disease is an inherited lysosomal storage disease that is currently estimated to affect approximately 5,000 to 10,000 people worldwide. Fabry Disease is caused by deficiency of an enzyme called alpha-galactosidase A (alpha-Gal A). The role of alpha-Gal A within the body is to break down a complex lipid called globotriaosylceramide (GL-3). Reduced or absent levels of alpha-Gal A activity leads to the accumulation of GL-3 in the affected tissues, including the central nervous system, heart, kidneys, and skin. This accumulation of GL-3 is believed to cause the various symptoms of Fabry disease, including pain, kidney failure, and increased risk of heart disorders and stroke.
About Pompe Disease
Pompe disease is a lysosomal storage disease characterized by progressive skeletal muscle weakness and respiratory insufficiency. It is caused by a deficiency in lysosomal alpha-glucosidase (GAA) activity, which leads to accumulation of glycogen in tissues affected by the disease (primarily muscle). Pompe disease affects an estimated 5,000 to 10,000 individuals worldwide and is clinically heterogeneous in the age of onset, the extent of organ involvement, and the rate of progression.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to clinical development of Amicus’ candidate drug products and the timing and reporting of results from clinical trials evaluating Amicus’ candidate drug products. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:
Investors/Media:
Sara Pellegrino
spellegrino@amicustherapeutics.com
(609) 662-5044
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